Exhibit 10.1

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 11, 2004 (the “Effective Date”) by and between Language Line, Inc., a Delaware corporation (the “Company”), and Dennis Dracup (“Executive”).

WHEREAS, the Company has offered and Executive has accepted a position of employment with the Company as the Company’s president and chief executive officer.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment. The Company will employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending at the close of business on the Business Day prior to the fifth anniversary of the Effective Date, unless sooner terminated as provided in Section 5 hereof or extended as provided herein (the “Employment Period”), provided that, unless it is or has been otherwise terminated in accordance with Section 5, the Employment Period will be automatically extended for additional an one-year period commencing on such fifth anniversary and on each anniversary of the Effective Date thereafter, unless either party gives written notice at least 30 days prior to the then-scheduled expiration date that such party is electing not to have the expiration date so extended.

Section 2. Position and Duties. During the Employment Period, Executive will serve as Chairman of the Board of Managers of Holdings (the “Board”) and as the president and chief executive officer of Holdings and each of its Subsidiaries and render such managerial, analytical, administrative, marketing, creative and other executive services to Holdings and its Subsidiaries as are from time to time necessary in connection with the management and affairs of Holdings and its Subsidiaries, in each case subject to the authority of the Board. Executive will devote his best efforts and all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Holdings and its Subsidiaries. Executive will report directly to the Board. Anything herein to the contrary notwithstanding, nothing shall preclude Executive from (i) subject to the approval of the Board (which it will not unreasonably withhold), serving on the boards of directors of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not materially interfere with the performance of his duties and responsibilities hereunder.

Section 3. Salary and Benefits.

(a) Salary. During the Employment Period, the Company will pay Executive salary at a rate equal to $350,000 per annum (as in effect from time to time, the “Salary”) as compensation for services. The Salary will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries. The Salary will increase by 5% on each anniversary of this Agreement during the Employment Period.

(b) Benefits. During the Employment Period, the Company will provide Executive with family health and dental, life, long-term Disability and directors’ and officers’ liability insurance under such plans as the Board may establish or maintain from time to time for senior executive officers of the Company and its U.S. Subsidiaries (collectively, the “Benefits”). Executive will be entitled to 25 days of paid vacation each year. Up to 15 days of unused vacation may be carried over to the following year (and eligible to be used in that following year only) in addition to the 25 days of paid vacation due in that year, with the 25 days allotted for such following year to be utilized prior to the utilization of any such days that are carried over.

(c) Reimbursement of Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company will reimburse Executive for reasonable third party professional fees associated with the review of this Agreement and the Incentive Unit Agreement up to a total aggregate amount not to exceed $20,000.

Section 4. Bonuses.

(a) Following the end of each fiscal year during the Employment Period, in addition to Salary, the Board will award Executive a cash bonus (the “Bonus”) of up to 100% of the amount of Salary paid during such fiscal year. The Bonus will be payable in the following amounts and on the following events (i) a Bonus of up to 50% of such Salary will be paid if the Company achieves between 90% and 100% of the EBITDA target (the “Investment Plan Target”) for such fiscal year as set out in Schedule 1 (the “Investment Plan”); and (ii) an additional Bonus of up to 50% of such Salary will be paid if the Company achieves between 100% and 120% of the Investment Plan Target for such fiscal year; provided however, that the Board may adjust the amount of the Investment Plan Target (subject to Executive’s approval, which will not be unreasonably withheld) for the current or any future fiscal year if the Company or any of its Subsidiaries makes any material acquisition or disposition or other material change in the nature of scope of its business. The Bonus will be computed in accordance with the chart set forth on Schedule 2 attached hereto. In addition, the Board, in its sole discretion, may elect to pay an extra bonus to Executive following any fiscal year to reward extraordinary performance of the Executive and/or any other facts and circumstances that the Board, in its sole discretion, may deem relevant. Any bonus awarded under this Agreement will be payable in accordance with the general payroll practices of the Company and its U.S. Subsidiaries, but not prior to the receipt by the Company of audited consolidated financial statements for the Company and its Subsidiaries for the applicable fiscal year.

(b) Any Bonus awarded for fiscal year 2004 will be based on the Salary received by the Executive from the date of this Agreement to the end of the fiscal year of the Company. For fiscal year 2004 only, Executive will also receive any amount which is described

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as a bonus owing to the Executive and is included in the current liabilities of Language Line Holdings, Inc. (“Holdings Inc.”) that are taken into account in computing the Closing Working Capital, as that term is defined in the Agreement and Plan of Merger Agreement dated April 14, 2004 among Holdings Inc., Language Line Acquisition Inc. and the Company.

(c) The Executive shall be eligible to participate in any incentive equity or other long term incentive programs for senior management if, and to the extent, determined by the Board or any compensation committee appointed by the Board in its sole discretion.

Section 5. Termination.

(a) The Employment Period will continue until the earlier of: (i) the close of business on the Business Day prior to the fifth anniversary of the Effective Date, as such expiration date may be extended pursuant to Section 1; (ii) Executive’s resignation (A) for Good Reason or (B) for any other reason or no reason (a resignation described in this clause (ii)(B) being a resignation by the Executive “Without Good Reason”), death or Disability or other incapacity (as determined by the Board in good faith); or (iii) the giving of notice of termination by the Company or a majority of the members of the Board (A) for Cause or (B) for any other reason or for no reason (a termination described in this clause (iii)(B) being a termination by the Company “Without Cause”). For purposes of this Agreement, “Cause” means (i) Executive’s failure (except where due to Disability or where performance of Executive’s duties is prohibited by law), neglect or refusal to perform his duties hereunder which failure, neglect or refusal is not corrected by Executive within 30 days following receipt by Executive of written notice from the Company of such failure, neglect or refusal, which notice will specifically set forth the nature of said failure, neglect or refusal and the actions required to correct the same, (ii) any willful or intentional act of Executive that has the intended effect of injuring the reputation or business of Holdings or any of its Subsidiaries or Affiliates in any material respect, (iii) any continued or repeated absence from the Company, unless such absence is (A) in compliance with Company policy or approved or excused by the Board or (B) is the result of Executive’s permitted vacation, illness, Disability or incapacity, (iv) use of illegal drugs by Executive or repeated public drunkenness, or (v) Executive’s conviction of, or a plea of guilty or no contest or similar plea with respect to, a felony, or an act of fraud or embezzlement. If the Company terminates Executive’s employment for Cause, the Company will give Executive written notice setting forth the nature of such Cause within 30 days after such termination. For the purposes of this Agreement, “Good Reason” means any of the following, if such event occurs without the Executive’s consent: (i) any substantial diminution in the Executive’s authorities, duties or professional responsibilities, or assignment to Executive of any duties materially inconsistent with the Executive’s position and duties, (ii) material reduction in Salary or Bonuses or other compensation and benefits to which Executive is entitled, (iii) a change in reporting structure so that the Executive reports to someone other than the Board or a committee thereof, (iv) at any time during the Employment Period, the failure by Holdings to nominate or renominate the Executive as a member of the Board, or the removal by the Company of the Executive as President and Chief Executive Officer of the Company or the removal of the Executive from the Board, in each case other than in connection with the termination of the employment of the Executive, or (v) requiring the Executive to be principally based at any office or location more than 25 miles from Monterey, California. Notice given by Executive not to extend the expiration date of the Employment Period pursuant to Section 1 shall not constitute a resignation with Good

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Reason or Without Good Reason, and notice given by the Company not to extend the expiration date of the Employment Period pursuant to Section 1 shall not constitute a termination for Cause or Without Cause.

(b) In the event the Employment Period is terminated by the Company Without Cause or the Executive resigns for Good Reason, then, so long as Executive continues to comply with Sections 7 and 8 hereof, Executive will be entitled to receive (i) severance payments in an aggregate amount equal to twelve months Salary based on the Salary in effect at the Termination Date; (ii) an amount equal to all Bonuses paid or payable under Section 4 for the fiscal year prior to the Termination Date; (iii) Benefits at the same level as they are provided from time to time to the Company’s senior management employees, for a period equal to twelve months from the Termination Date (and, following such twelve-month period, continued medical coverage at Executive’s expense pursuant to COBRA); and (iv) all accrued and unpaid Salary and unused vacation time through the Termination Date and all unreimbursed business expenses incurred through the Termination Date and any unpaid prior year bonuses. Any severance payments paid to Executive by the Company under clauses (a)(i) and (ii) above will be paid in equal monthly installments; provided, that Executive will be required to sign a release (in substantially the form of the attached Exhibit A) of all past, present and future claims against ABRY, its Affiliates and the Related Companies as a condition to receiving such payments and Benefits.

(c) Notwithstanding Section 5(d) below, in the event the Employment Period is terminated by the Company Without Cause in association with a Change of Control and the Executive is not offered comparable employment with the Company, the acquiror of its principal business or an Affiliate thereof then, for so long as Executive continues to comply with Sections 7 and 8 hereof, Executive will be entitled to receive the amounts specified in paragraphs 5(b)(i), (iii) and (iv), provided, however that the aggregate amount paid pursuant to paragraph 5(b)(i) will be reduced by the value paid in cash and/or marketable securities in respect of equity securities of Holdings held by the Executive and/or his Permitted Transferees (as defined in the Members Agreement dated as of the date hereof by and among Holdings and its members) in connection with the Change of Control; and provided, that Executive will be required to sign a release (in substantially the form of the attached Exhibit A) of all past, present and future claims against ABRY, its Affiliates and the Related Companies as a condition to receiving such payments and Benefits.

(d) In the event the Employment Period is terminated due to the Executive’s resignation Without Good Reason or death, Disability or other incapacity, or by the Company with Cause or in association with a Change of Control, or on the expiry of the Employment Period, then, so long as Executive continues to comply with Sections 7 and 8 hereof, Executive (or his dependants in the case of his death) will be entitled to receive the amounts specified in Sections 5(b)(iii) and (iv) above.

(e) In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there shall be no offset against any amounts due to the Executive under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain, other than (i) in the event Executive does

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not comply with Section 7 or 8 or (ii) to satisfy any monetary obligation of Executive to any Related Company. Any amount due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.

Section 6. Resignation as Officer or Director. Upon the Termination Date, Executive will be deemed to have resigned from each position (if any) that he then holds as an officer or director of Holdings or any of its Subsidiaries, and Executive will take any action that Holdings or any of its Subsidiaries may request in order to confirm or evidence such resignation.

Section 7. Confidential Information. Executive acknowledges that the information, observations and data that have been or may be obtained by Executive during his employment relationship with, or through his involvement as a member or stockholder of, Holdings or any of its Subsidiaries or any predecessor thereof (each of Holdings, any of its Subsidiaries or Affiliates and any such predecessor being a “Related Company” and, collectively, the “Related Companies”), prior to and after the date of this Agreement concerning the business or affairs of the Related Companies (collectively, “Confidential Information”) are and will be the property of the Related Companies. Therefore, Executive agrees that he or she will not, other than in the course of carrying out his duties during the Employment Period, disclose to any unauthorized Person or use for the account of himself or any other Person any Confidential Information without the prior written consent of Holdings (by the action of the Board), unless and to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of Executive’s improper acts or omissions to act, or is required to be disclosed by law. Executive will deliver or cause to be delivered to the Company as soon as practicable following the Termination Date, or at any other time the Company or any of its Subsidiaries may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any Related Company which Executive may then possess or have under his control.

Section 8. Non-Compete, Non-Solicitation.

(a) Non-Compete. Executive acknowledges that during his employment relationship with, or through his involvement as a member or stockholder of, any Related Company, Executive has and will become familiar with trade secrets and other Confidential Information concerning such Related Companies, and with investment opportunities relating to their respective businesses, and that Executive’s services have been and will be of special, unique and extraordinary value to the foregoing entities. Therefore, Executive agrees that, during the Employment Period and for a period of one year thereafter (the “Noncompete Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or be an investor in or lender to any business, in each case including on his own behalf or on behalf of another Person, which constitutes or is engaged in the business of providing over-the-phone language interpretation services to business and governmental agencies or any other business that is competitive with all or part of the business of the Related Companies (as and where the same is conducted or proposed to be conducted by the Related Companies during the Employment Period, or as of the end of the Employment Period if the Employment Period has then ended). Nothing in this Section 8 will prohibit Executive from being a passive owner of less than 5% of the outstanding

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stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in the business of such corporation. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 8(a).              [initial].

(b) Non-Solicitation. During the Noncompete Period, Executive will not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of any Related Company to leave the employ or contracting relationship with such entity, or in any way interfere with the relationship between any such entity and any employee or full-time independent contractor thereof, or (ii) induce or attempt to induce any customer, supplier or other business relation of any Related Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such entity. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 8(b).              [initial].

Section 9. Enforcement. The Company and Executive agree that if, at the time of enforcement of Section 7 or 8 hereof, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to information of the type described in Sections 7 and 8 hereof, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 7 or 8 hereof. Therefore, in the event of a breach of Section 7 or 8 hereof, any Related Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 7 or 8 hereof. The provisions of Sections 7, 8 and 9 hereof are intended to be for the benefit of each Related Company and their respective successors and assigns, each of which may enforce such provisions and each of which (other than the Company) is an express third-party beneficiary of such provisions and this Agreement generally. Sections 7, 8 and 9 hereof will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9.              [initial].

Section 10. Representations and Warranties of Executive. Executive represents and warrants to Holdings and its Subsidiaries as follows:

(a) Other Agreements. Executive is not a party to or bound by any employment, noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person which would materially affect his performance under this Agreement.

(b) Authorization. This Agreement when executed and delivered will constitute a valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms.

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Section 11. Representations and Warranties of Company. The Company represents and warrants that (i) the execution of this Agreement and the granting of the benefits and awards hereunder have been authorized by the Company, including, where necessary, by the Board, (ii) the execution, delivery and performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Parties, it shall be the valid and legally binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

Section 12. Survival of Representations and Warranties. All representations and warranties contained herein will survive the execution and delivery of this Agreement.

Section 13. Certain Definitions. When used herein, the following terms will have the following meanings:

“ABRY” means, collectively, ABRY Partners IV, L.P. and each of its Affiliates.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California.

“Cause” has the meaning given in Section 5(a).

“Change of Control” means the consummation of any merger or consolidation of Holdings with or into any other Person or any sale of all or substantially all of the ownership interests or assets of Holdings and its Subsidiaries, taken as a whole (other than a transaction following which the holders of the outstanding membership interests of Holdings prior to such transaction together own a majority of the outstanding ownership interests of the surviving or resulting corporation or business entity) or a change in the composition of the Board such that, for any period of 30 consecutive days, a majority of the members of the Board are individuals who are neither (i) a member of the Board on the date of this Agreement, (ii) an appointee of ABRY or any of its Affiliates, (iii) an employee of Holdings or any of its Subsidiaries nor (iv) appointed or approved by a majority of the members of the Board of the type described in clauses (i), (ii) and (iii) above at the time of such individual’s appointment to the Board.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended from time to time.

“Disability” is as defined under Company’s long term disability insurance plan.

“EBITDA” means for any period, all as determined in accordance with GAAP, the consolidated net income of the Holdings and its Subsidiaries, for such period plus, to the extent taken into account in consolidated net income and without duplication, (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) consolidated federal, state and local income tax expense, and (iv) gross interest expense for such period less gross interest income for such period.

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“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

“Good Reason” has the meaning given in Section 5(a).

“Holdings” means Language Line Holdings, LLC, a Delaware limited liability company.

“Incentive Unit Agreement” means that certain Incentive Unit Agreement dated as of the date hereof among Holdings and the trust created pursuant to the Dennis G. Dracup Declaration of Trust dated 01/19/1999 (the “DGD Trust”) and the trust created pursuant to the Christine L. Dracup Declaration of Trust dated 01/19/1999.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity. Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of Holdings.

“Termination Date” means the date on which the Employment Period ends as determined by Section 5(a).

“Without Cause” has the meaning given in Section 5(a).

“Without Good Reason” has the meaning given in Section 5(a).

Section 14. Key-Man Life Insurance. Executive agrees to submit to any requested physical examination in connection with Holdings’ or any Subsidiary’s purchase of a “key-man” insurance policy. The results of any such physical examination will be kept confidential by the Company and will only be disclosed to the extent required to obtain such

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“key-man” insurance policy. Executive agrees to cooperate fully in connection with the underwriting, purchase and/or retention of a key-man life insurance policy by Holdings or any of its Subsidiaries.

Section 15. Termination of Prior Agreements. The following agreements are hereby terminated and are of no force and effect; (i) the Employment Agreement (the “Prior Employment Agreement”) dated March 20, 2001 between the Executive and Language Line Holdings, Inc., a predecessor of the Company (“Language Line”); (ii) the letter agreement dated April 4, 2001 between the Executive and Language Line which amended the Prior Employment Agreement; (iii) the Executive Non-Qualified Stock Option Agreement (the “Stock Option Agreement”) dated December 13, 2001 between the Executive and Language Line; and (iv) the letter agreement dated December 13, 2001 between the Executive and Language Line which supplements the Stock Option Agreement. The agreements referred to in this Section 15 will be referred to herein as the “Prior Agreements”). The parties agree that this Agreement constitutes full and final performance of any and all obligations owed under the Prior Agreements, and each party releases and absolutely discharges the other from any and all claim and causes of action of every kind and nature, known or unknown, matured or unmatured, absolute or contingent (the “Claims”), which any party, now has, has had at any time in the past, or may hereafter have or acquire against the other for any reason or event occurring before or at the time of the execution of this Agreement (other than in connection with the enforcement of the terms of this release), solely relating to the Prior Agreements.

Section 16. Miscellaneous.

(a) Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, or (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

Notices to Executive, to:

Dennis Dracup

25430 Via Cicindela

Carmel, CA 93923

with a copy (which will not constitute notice to Executive) to:

Vedder Price Kaufman & Kammholz, P.C.

805 Third Avenue

New York, NY 10022

Facsimile: (212) 407-7799

Attention: Sara Stewart Champion

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Notices to the Company, to:

c/o ABRY Partners, LLC

111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02199

Facsimile: (617) 859-7205

Attention: Peggy Koenig

with a copy (which will not constitute notice to the Company), to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Facsimile: 212-446-4900

Attention:	John Kuehn
Heidi Matterfis

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b) Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing among Holdings, the Company, ABRY and Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c) Assignment; Successors and Assigns. The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise (other than to the Executive’s estate or personal representative), without the prior written consent of the Company, and without such consent any attempted transfer or assignment of such type shall be null and of no effect. Neither the Company nor any other Related Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of Executive, and without such consent any attempted transfer or assignment of such type shall be null and of no effect; provided that, without such consent, the Company or any other Related Company may assign any or all of this rights under this Agreement to any Person who acquires or succeeds to all or any portion of the business of the assigning Person, or to any Person for collateral purposes. Any assignment of this Agreement by a Person shall not release such Person of its obligations under this Agreement. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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(e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(f) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(g) Indemnification and Liability Insurance. The Company hereby agrees that during and after termination of his employment to indemnify the Executive and hold him harmless, in a manner no less favorable to the Executive than Section 3.5 of the Company’s Amended and Restated Limited Liability Company Agreement as in effect on the date of this Agreement.

(h) Governing Law. ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT (AND ANY SCHEDULE HERETO), EVEN THOUGH UNDER DELAWARE’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(i) Resolution of Disputes. Except as otherwise provided in this Agreement, any controversy, dispute or claim arising under or relating to this Agreement, the Executive’s employment with the Company or any Affiliate or the termination thereof shall, at the election of the Executive or the Company (unless otherwise provided in an applicable plan, program or agreement, be resolved by confidential and binding arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each Party shall be responsible for its own costs and expenses, including attorneys’ fees, and neither Party shall be liable for punitive or exemplary damages.

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto,

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and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way.

(l) Time is of the Essence. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder falls upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

(m) Actions by the Company. Any action, election or determination by the Board or any committee thereof pursuant to or relating to this Agreement will be effective if, and only if, it is taken or made by (or with the prior approval of) a majority of the members of the Board who are not at the time employees of the Company or any of its Subsidiaries.

*    *    *    *    *

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

LANGUAGE LINE, INC.

By:	/s/ C. J. Brucato, III
Name: C. J. Brucato, III
Title:

/s/ Dennis Dracup
Dennis Dracup

Schedule 1

Investment Plan Targets

Target for fiscal year:

2004	$76,818,000

2005	$82,570,000

2006	$90,835,000

2007	$98,999,000

2008	$108,366,000

2009	$118,877,000

Schedule 2

Bonus Payments

Percentage of Investment Plan Target Actually Achieved	Amount of Bonus (as a percentage of Salary paid during such fiscal year)

Less than 90%	0%

At least 90% but no more than 100%	(% of Investment Plan Target Actually Achieved - 90%) x 5

At least 100% but no more than 120%	50% + ((% of Investment Plan Target Actually Achieved - 100%) x 2.5)

120% or more	100%

See example of bonus calculation provided.

Example Bonus Payment

2004 EBITDA*	% of Target	Bonus %	Bonus (in 000s)
$69,136,200	90%	0.0%	$0.00
$69,904,380	91%	5.0%	$17.50
$70,672,560	92%	10.0%	$35.00
$71,440,740	93%	15.0%	$52.50
$72,208,920	94%	20.0%	$70.00
$72,977,100	95%	25.0%	$87.50
$73,745,280	96%	30.0%	$105.00
$74,513,460	97%	35.0%	$122.50
$75,281,640	98%	40.0%	$140.00
$76,049,820	99%	45.0%	$157.50
$76,818,000	100%	50.0%	$175.00
$77,586,180	101%	52.5%	$183.75
$78,354,360	102%	55.0%	$192.50
$79,122,540	103%	57.5%	$201.25
$79,890,720	104%	60.0%	$210.00
$80,658,900	105%	62.5%	$218.75
$81,427,080	106%	65.0%	$227.50
$82,195,260	107%	67.5%	$236.25
$82,963,440	108%	70.0%	$245.00
$83,731,620	109%	72.5%	$253.75
$84,499,800	110%	75.0%	$262.50
$85,267,980	111%	77.5%	$271.25
$86,036,160	112%	80.0%	$280.00
$86,804,340	113%	82.5%	$288.75
$87,572,520	114%	85.0%	$297.50
$88,340,700	115%	87.5%	$306.25
$89,108,880	116%	90.0%	$315.00
$89,877,060	117%	92.5%	$323.75
$90,645,240	118%	95.0%	$332.50
$91,413,420	119%	97.5%	$341.25
$92,181,600	120%	100.0%	$350.00

*	Note that these examples do not take into account pro rata adjustments required for Year 2004 pursuant to Section 4(b).

EXHIBIT A

Form of Release

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (this “Amendment”) is made as of March         , 2006 (the “Effective Date”) by and between Language Line, Inc., a Delaware corporation (the “Company”), and Dennis Dracup (“Executive”) and amends the Executive Employment Agreement between the Company and the Executive dated as of June 11, 2004 (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

WHEREAS, the Company and the Executive wish to amend certain of the terms of the Employment Agreement in accordance with Section 16(b) of the Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Bonuses

Section 4(a) of the Employment Agreement is amended and restated in its entirety to read as follows:

(a)	“Following the end of each fiscal year during the Employment Period, in addition to Salary, the Board will award Executive a cash bonus (the “Bonus”) based on a percentage of the amount of Salary paid during such fiscal year if the Company achieves a specified percentage of EBITDA targets of specified investment plans (the “Investment Plan Targets”) for such fiscal year, as set out in Schedule 1 (the “Investment Plan”); provided however, that the Board may adjust the amount of any Investment Plan Target (subject to Executive’s approval, which will not be unreasonably withheld) for the current or any future fiscal year if the Company or any of its Subsidiaries makes any material acquisition or disposition or other material change in the nature of scope of its business. The Bonus will be computed in accordance with the chart set forth on Schedule 2 attached hereto. In addition, the Board, in its sole discretion, may elect to pay an extra bonus to Executive following any fiscal year to reward extraordinary performance of the Executive and/or any other facts and circumstances that the Board, in its sole discretion, may deem relevant. Any bonus awarded under this Agreement will be payable in accordance with the general payroll practices of the Company and its U.S. Subsidiaries, but not prior to the receipt by the Company of audited consolidated financial statements for the Company and its Subsidiaries for the applicable fiscal year.”

Section 2. Schedules

Schedule 1 of the Employment Agreement is amended and restated in its entirety and replaced with Schedule 1 to this Amendment.

Schedule 2 of the Employment Agreement is amended and restated in its entirety and replaced with Schedule 2 to this Amendment.

Section 3. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, covenants, obligations or agreements contained in the Employment Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts, which taken together shall be deemed to constitute one and the same agreement and each of which individually shall be deemed to be an original, with the same effect as if the signature on each counterpart were on the same original.

Section 5. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

LANGUAGE LINE, INC.

By:
Name:
Title:

Dennis Dracup

Schedule 1

Investment Plan Targets

December 2005 Revised Base Plan

Fiscal year:	EBITDA Target for fiscal year:

2006	$80,667,000

2007	$88,199,000

2008	$96,907,000

2009	$108,290,000

December 2005 Upside Plan

Fiscal year:	EBITDA Target for fiscal year:

2006	$83,179,000

2007	$93,844,000

2008	$106,987,000

2009	$122,645,000

June 2004 Original Investment Plan including Language Line Ltd.

Fiscal year:	EBITDA Target for fiscal year

2006	$96,502,000

2007	$105,326,000

2008	$115,361,000

2009	$126,587,000

Schedule 2

Bonus Payments

Percentage of Investment Plan Target Actually Achieved	Amount of Bonus (as a percentage of Salary paid during such fiscal year)

Less than 90% of December 2005 Revised Base Plan.	0%

At least 90% but no more than 100% of December 2005 Revised Base Plan.	(% of 2005 Revised Base Plan Target Actually Achieved - 90%) x 2.5

More than 100% of December 2005 Revised Base Plan but no more than 100% of December 2005 Upside Plan	25% + [(	Actual EBITDA- December 2005 Revised Base Target EBITDA	) x 25%]
		December 2005 Upside Plan Target EBITDA - December 2005 Revised Base Target EBITDA

More than 100% of the December 2005 Upside Plan but no more than 100% of June 2004 Original Investment Plan including Language Line Limited.	50%

More than 100% of June 2004 Original Investment Plan including Language Line Limited but no more than 120% of June 2004 Original Investment Plan including Language Line Limited.	50% + (% of June 2004 Original Investment Plan including Language Line Limited Target Actually Achieved - 100%) x 2.5

See example bonus calculation

Example Bonus Payment

2006 Bonus Calculation
Amount Based on December 2005 Revised Base Plan

2006 EBITDA	% of Target	Bonus %	Bonus $
			Salary $350.0
$72,601	90.0%	0.0%	$
$73,407	91.0%	2.5%	$8.8
$74,214	92.0%	5.0%	$17.5
$75,021	93.0%	7.5%	$26.3
$75,827	94.0%	10.0%	$35.0
$76,634	95.0%	12.5%	$43.8
$77,441	96.0%	15.0%	$52.5
$78,247	97.0%	17.5%	$61.3
$79,054	98.0%	20.0%	$70.0
$79,861	99.0%	22.5%	$78.8

$80,667	100.0%	25.0%	$87.5

Amount Based on December 2005 Upside Plan

2006 EBITDA	% of Target	Bonus %	Bonus $
			Salary $350.0
$80,667	97.3%	25.0%	$87.5
$81,516	98.0%	33.3%	$116.7
$82,347	99.0%	41.7%	$145.8

$83,179	100.0%	50.0%	$175.0

Amount Based on June 2004 Original Investment Plan plus LLL

2006 EBITDA	% of Target	Bonus %	Bonus $
			Salary $350.0
$83,179	86.0%	50.0%	$175.0
$83,957	87.0%	50.0%	$175.0
$84,922	88.0%	50.0%	$175.0
$85,887	89.0%	50.0%	$175.0
$86,852	90.0%	50.0%	$175.0

$ 87,817	91.0%	50.0%	$175.0
$88,782	92.0%	50.0%	$175.0
$89,747	93.0%	50.0%	$175.0
$90,712	94.0%	50.0%	$175.0
$91,677	95.0%	50.0%	$175.0
$92,642	96.0%	50.0%	$175.0
$93,607	97.0%	50.0%	$175.0
$94,572	98.0%	50.0%	$175.0
$95,537	99.0%	50.0%	$175.0

$96,502	100.0%	50.0%	$175.0

$97,467	101.0%	52.5%	$183.8
$98,432	102.0%	55.0%	$192.5
$99,397	103.0%	57.5%	$201.3
$100,362	104.0%	60.0%	$210.0
$101,327	105.0%	62.5%	$218.8
$102,292	106.0%	65.0%	$227.5
$103,257	107.0%	67.5%	$236.3
$104,222	108.0%	70.0%	$245.0
$105,187	109.0%	72.5%	$253.8
$106,152	110.0%	75.0%	$262.5
$107,117	111.0%	77.5%	$271.3
$108,082	112.0%	80.0%	$280.0
$109,047	113.0%	82.5%	$288.8
$110,012	114.0%	85.0%	$297.5
$110,977	115.0%	87.5%	$306.3
$111,942	116.0%	90.0%	$315.0
$112,907	117.0%	92.5%	$323.8
$113,872	118.0%	95.0%	$332.5
$114,837	119.0%	97.5%	$341.3

$115,802	120.0%	100.0%	$350.0

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (this “Amendment”) is made as of December 23, 2008 by and between Language Line, Inc., a Delaware corporation (the “Company”), and Dennis Dracup (“Executive”) and amends the Executive Employment Agreement between the Company and the Executive dated as of June 11, 2004, as amended March         , 2006 (as amended, the “Employment Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

WHEREAS, the Company and Executive now wish to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder in accordance with the provisions of Section 16(b) of the Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

FIRST: The penultimate sentence of Section 4(a) of the Employment Agreement is hereby amended by deleting the sentence in its entirety and replacing it with the following language:

“Any Bonus awarded under this Agreement will be payable during the calendar year following the year to which such Bonus relates, but in any event, within the period ending no later than the date that is 2 1/2 months from the end of (1) the Executive’s tax year in which the Bonus was earned, or (2) the Company’s tax year in which the Bonus was earned by the Executive.”

SECOND: The Employment Agreement is hereby amended by adding the following as a new Section 17 to read in full as follows:

“Section 17. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code, and the rules and regulations promulgated thereunder (“Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)	With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 17 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)	To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(c) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)	To the extent any such cash payment or continuing benefit to be provided is not ‘deferred compensation’ for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the ‘Release Effective Date’). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Termination Date.

(ii)	To the extent any such cash payment or continuing benefit to be provided is ‘deferred compensation’ for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Termination Date.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that the Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse the Executive the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, in each case had such benefits commenced immediately upon the Termination Date. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(f) For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(g) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.”

THIRD: Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, covenants, obligations or agreements contained in the Employment Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.

FOURTH: This Amendment may be executed in any number of counterparts, which taken together shall be deemed to constitute one and the same agreement and each of which individually shall be deemed to be an original, with the same effect as if the signature on each counterpart were on the same original.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

LANGUAGE LINE, INC.

By:	/s/ C. J. Brucato
Name: C. J. Brucato
Title: Secretary

/s/ Dennis Dracup
Dennis Dracup